Exhibit (a)(6)

BAILLIE GIFFORD FUNDS

Amendment No.5

to the Second Amended and Restated Agreement and Declaration of Trust of Baillie Gifford Funds

The undersigned, being at least a majority of the trustees of Baillie Gifford Funds, a Massachusetts business trust (the “Trust”), effective as of December 13, 2018, hereby consent to and adopt this Amendment No. 5 (this “Amendment”) to the Trust’s Second Amended and Restated Agreement and Declaration of Trust dated February 27, 2017, as amended (the “Declaration of Trust”), a copy of which is on file in the office of the Secretary of The Commonwealth of Massachusetts, having determined this Amendment to be consistent with the fair and equitable treatment of all shareholders of the Trust, and hereby direct that this Amendment be filed with the Secretary of The Commonwealth of Massachusetts.

Section 6 of Article III of the Declaration of Trust is hereby amended by replacing the first paragraph of the Section with the following paragraph:

Without limiting the authority of the Trustees set forth in Section 5, inter alia, to establish and designate any further Series or classes or to modify the rights and preferences of any Series or class, each of the Series and classes set forth in the table below shall be, and are hereby, established and designated, which classes each such Series may issue from time to time and which shall have the respective rights and preferences as may be determined from time to time by the Trustees:

Series	Classes
The International Choice Fund	Class 2, Class 3, Class 4 and Class 5
The International Equity Fund	Class 2, Class 3, Class 4, Class 5, Class K and Institutional Class
The EAFE Fund	Class 2, Class 3, Class 4, Class 5, Class K and Institutional Class
The EAFE Choice Fund	Class 2, Class 3, Class 4, Class 5, Class K and Institutional Class
The EAFE Pure Fund	Class 2, Class 3, Class 4, Class 5, Class K and Institutional Class
The Emerging Markets Fund	Class 2, Class 3, Class 4, Class 5, Class K and Institutional Class
The Global Alpha Equity Fund	Class 2, Class 3, Class 4, Class 5, Class K and Institutional Class
The Long Term Global Growth Equity Fund	Class 2, Class 3, Class 4, Class 5, Class K and Institutional Class
The U.S. Equity Growth Fund	Class K and Institutional Class
The Asia Ex Japan Fund	Class K and Institutional Class
The Global Select Equity Fund	Class K and Institutional Class
The Positive Change Equity Fund	Class K and Institutional Class
The International Concentrated Growth Fund	Class K and Institutional Class
The Multi Asset Fund	Class K and Institutional Class
The International Smaller Companies Fund	Class K and Institutional Class

This Amendment may be executed in any number of counterparts each of which shall be deemed an original.

IN WITNESS WHEREOF, each of the undersigned has hereunto set his or her hand as of the day and year first above written.

/s/ David W. Salter	/s/ Howard W. Chin
David W. Salter, Trustee	Howard W. Chin, Trustee

/s/ Pamela M.J. Cox	/s/ Bruce C. Long
Pamela M.J. Cox, Trustee	Bruce C. Long, Trustee

/s/ Robert E. Rigsby
Robert E. Rigsby, Trustee